PROSPECTUS SUPPLEMENT                           REGISTRATION NO.  333-33362
(To Prospectus dated February 17, 2006)         Filed Pursuant to Rule 424(b)(3)


                          [SEMICONDUCTOR HOLDRS logo]



                        1,000,000,000 Depositary Receipts
                         Semiconductor HOLDRS (SM) Trust

          This prospectus supplement supplements information contained in the prospectus dated February 17, 2006 relating to the sale of up to 1,000,000,000 depositary receipts by the Semiconductor HOLDRS (SM) Trust.

          The share amounts specified in the table in the "Highlights of Semiconductor HOLDRS" section of the base prospectus shall be replaced with the following:

                                                              Share         Primary
                      Name of Company(1)          Ticker     Amounts    Trading Market
           ------------------------------------ ---------- ----------- ----------------
           Advanced Micro Devices, Inc.            AMD          4            NYSE
           Altera Corporation                      ALTR         6           NASDAQ
           Amkor Technology, Inc.                  AMKR         2           NASDAQ
           Analog Devices, Inc.                    ADI          6            NYSE
           Applied Materials, Inc.                 AMAT        26           NASDAQ
           Atmel Corporation                       ATML         8           NASDAQ
           Broadcom Corporation                    BRCM         3           NASDAQ
           Intel Corporation                       INTC        30           NASDAQ
           KLA-Tencor Corporation                  KLAC         3           NASDAQ
           Linear Technology Corporation           LLTC         5           NASDAQ
           LSI Logic Corporation                   LSI          5            NYSE
           Maxim Integrated Products, Inc.         MXIM         5           NASDAQ
           Micron Technology, Inc.                  MU          9            NYSE
           National Semiconductor Corporation      NSM          6            NYSE
           Novellus Systems, Inc.                  NVLS         2           NASDAQ
           SanDisk Corporation                     SNDK         2           NASDAQ
           Teradyne, Inc.                          TER          3            NYSE
           Texas Instruments, Inc.                 TXN         22            NYSE
           Xilinx, Inc.                            XLNX         5           NASDAQ


          (1)   Effective June 28, 2006, Vitesse Semiconductor Corp. (NASDAQ:
"VTSS") a component of the Semiconductor HOLDRS Trust, was delisted from trading on NASDAQ. The Bank of New York distributed shares of Vitesse Semiconductor Corp. at the rate of 0.03 Vitesse Semiconductor Corp. shares per Semiconductor HLDRS on July 12, 2006.

          The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

          The date of this prospectus supplement is September 30, 2006.